EXECUTION COPY

March 13, 2009

FOR SETTLEMENT PURPOSES ONLY

Thomas J. Clarke, Jr.

Re:  Separation Agreement and Mutual Release (the “Agreement”)

Dear Tom:

TheStreet.com, Inc. (the “Company”) sets forth the following terms agreed to by the Company and you in connection with your separation from employment with the Company and your resignation as a member of the Board of Directors of the Company (the “Board”).

1.
On the Effective Date (as defined in Section 8 below), your Employment Agreement dated as of September 13, 2007 as amended on October 24, 2008 (the “Employment Agreement”) shall terminate forever, except for Sections 5 through 9, 13 through 15 and 21 through 26 which shall remain in effect subject to any express modifications as set forth herein.

2.
On and as of the Effective Date, you will relinquish all of your positions as an officer and director and/or manager of the Company and its subsidiaries and your employment with the Company will terminate.  You agree to sign any documents reasonably requested by the Company to confirm or effectuate the foregoing.  From the date hereof until the Effective Date, you will continue to serve as Chief Executive Officer but you shall not be physically present at the Company’s office and shall not take any actions in your capacity as Chief Executive Officer, except as otherwise directed by the Board or requested by Daryl Otte, who will become interim Chief Executive Officer on the Effective Date, and you will refer any inquiries from customers, vendors, investors or employees to Daryl Otte.  For the avoidance of doubt, you acknowledge and agree that the foregoing limitations on your authority and responsibilities will not constitute “good reason” (as defined in the Employment Agreement).  During the period between the Effective Date and March 31, 2009, you will make yourself available, at such times (which may be substantially full-time) and at such places as mutually agreeable to you and Daryl Otte, to assist the Company in the transition of your responsibilities.  During the remainder of the twelve-month period immediately following the Effective Date, you will make yourself reasonably available, consistent with your other personal and professional responsibilities, to promptly respond to questions or to provide information or other assistance reasonably requested by the Company.

In addition, you agree that at any time after the Effective Date you will cooperate with the Company and its attorneys in connection with any existing or future litigation against the Company or any of its subsidiaries, whether administrative, civil, or criminal in nature, in which and to the extent the Company deems your cooperation necessary, and that you will make yourself reasonably available to confer with the Company’s or its subsidiaries’ attorneys, representatives and other personnel as reasonably necessary to assist the Company and/or provide truthful testimony as a witness.  The Company will reimburse you, upon proper accounting, for reasonable expenses and disbursements incurred by you in assisting the Company pursuant to this paragraph and will pay you a reasonable per diem for each full business day you are required to devote to assisting the Company in connection with any such litigation.

3.
The Form 8-K and press release regarding your separation is attached hereto as Appendix A (the “Press Release”).  The Company will issue the Press Release immediately following the filing of Form 10-K and Form 8-K which shall occur no later than 9:00AM on March 13, 2009.  Except as provided in Section 15 below or as required by law including federal securities laws, the parties agree not to make any public statement regarding your separation from employment with the Company beyond the information contained in the Press Release.

4.
Subject to this Agreement becoming effective and subject to your continued compliance with Sections 5, 6 and 7 of the Employment Agreement and the provisions of this Agreement (including without limitation your obligations to provide assistance to the Company under Section 2 hereof after the Effective Date), the Company agrees to pay you or provide to you, as the case may be: (i) salary continuation at the rate of $410,000 per annum for the twelve (12) month period commencing on the Effective Date, which shall be payable in twenty-four (24) semi-monthly installments in accordance with the Company’s normal payroll practices; (ii) the amount of your accrued unpaid salary and accrued unused vacation days (which vacation days total $6,534.87) through the Effective Date, which will be paid on March 31, 2009; (iii) 132,473 shares of the Company’s common stock in full settlement of your RSUs, which will be delivered on the Effective Date and 9,949.27 phantom shares of the Company’s common stock, which will be settled in cash on the Effective Date at the fair market value of the shares on the Effective Date; (iv) continuation for the twelve (12) month period commencing on the Effective Date of individual term life, group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which you would have been entitled if you had continued working the Company during such period; and (v) any benefits required to be paid or provided under TheStreet.com, Inc. 401k Savings Plan in accordance with the terms thereof.  For the avoidance of doubt, it is understood and agreed that no amounts are owed to you with respect to any “annual bonus” (as defined in the Employment Agreement) and that no stock-based compensation is owed to you other than the 132,473 shares of the Company’s common stock and 9,949.27 phantom shares of the Company’s common stock described in clause (iii) above and shares of the Company’s common stock deliverable to you upon your exercise of outstanding stock options to the extent hereafter exercised in accordance with the terms of your award agreements.  You acknowledge that any shares of the Company’s common stock issued to you pursuant to this Agreement or otherwise remain subject to applicable federal and state securities laws, and you will consult with your own counsel regarding any transactions involving the Company’s securities.  All amounts payable under this Agreement shall be subject to applicable withholding.

For purposes of assisting you in complying with Section 5 of the Employment Agreement, the Company agrees that you shall have the right to submit a written request to the Company for a determination that an activity in which you propose to engage will not be considered by it to constitute “competition” (as defined in Section 5 of the Employment Agreement).  The Company agrees to respond to such request within ten (10) days of receipt thereof but reserves the right, in its sole and absolute discretion, to approve or reject any such request and in its sole and absolute discretion to impose such conditions on any approval as it sees fit.

5.
In the event that the Company determines in its reasonable judgment that on or after the date hereof and prior to the Effective Date, you have engaged in any act or omission constituting Cause as defined in Section 4(a) of the Employment Agreement which act or omission has not been cured, if curable, within 24 hours following written notification thereof by the Company, this Agreement shall become null and void, and the only obligations that the Company shall have to you are those that are set forth in Section 4(a) of the Employment Agreement.

6.
In consideration of the payments and benefits provided to you under this Agreement and after consultation with counsel, you and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively the “Clarke Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (collectively, the “Company Parties”), from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, as amended, and the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended, that the Clarke Parties may have, or in the future may possess, that occurred, existed or arose on or prior to your execution of this Agreement; provided, however, that you do not release, discharge or waive (i) any rights to payments and benefits provided under this Agreement, (ii) any rights you may have to enforce this Agreement or Sections 5 through 9, 13 through 15 and 21 through 26 of the Employment Agreement, or (iii) your eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability you incurred or might incur as an employee, officer or director of the Company, including, without limitation, pursuant to Section 22 of the Employment Agreement.

In further consideration of the payments and benefits provided to you under this Agreement, the Clarke Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Clarke Parties may have as of the date of your execution hereof arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your separation to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA, and you have in fact consulted with an attorney: (ii) you were given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto although you are free to sign the Agreement at any time during this period; and (iii) you knowingly and voluntarily accept the terms of this Agreement.  You also understand that you have seven (7) days following the date hereof within which to revoke the release contained in this paragraph, by providing the Company a written notice of your revocation of the release contained in this paragraph.

You represent and warrant that you have not assigned any of the Claims being released under this Agreement and that you have not filed any complaint, charge, claim or proceeding against any of the Company Parties before any local, state or federal agency, court or other body (each, individually, a “Proceeding”).

You acknowledge and agree that the remedy at law available to the Company for itself and on behalf of the Company Parties for breach of any of your post-termination obligations under the Employment Agreement or your obligations under this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from breaching your post-termination obligations under the Employment Agreement or your obligations under this Agreement.  The parties hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the City of New York for any injunctive relief sought as permitted herein and waive the defense of inconvenient forum to the maintenance of any such injunctive proceeding.

7.
Subject to this Agreement becoming effective, the Company hereby irrevocably and unconditionally releases and forever discharges the Clarke Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of your employment relationship with and service as an employee, officer, director, manager or agent of the Company or any of its subsidiaries, or the termination of such relationship or service, that occurred, existed or arose on or prior to the Company’s execution of this Agreement, excepting any Claim which would constitute or result from conduct by you that could constitute the basis for termination for Cause under Section 4(a) of the Employment Agreement or could be a crime of any kind.  Anything to the contrary notwithstanding in this Agreement, nothing herein shall release you or any other Clarke Party from any Claims based on any right the Company may have to enforce this Agreement or Sections 5 through 9, 13 through 15 and 21 through 26 of the Employment Agreement.

The Company represents and warrants that it has not assigned any of the Claims being released under this Agreement and that it has not filed any Proceeding relating to your employment or the termination thereof.

8.
This Agreement, including the waivers and releases contained herein, shall become effective on the eighth (8th) day following your execution of this Agreement, provided that you have not given written notice of revocation of the Agreement prior to such day (the “Effective Date”).  If you revoke this Agreement prior to the eighth (8th) day following your execution of this Agreement, all of the provisions of this Agreement shall be null and void.

9.
Subject to Section 6 hereof, the parties agree that any and all disputes arising out of the terms of this Agreement and any surviving terms of the Employment Agreement shall be subject to binding arbitration in the City and County of New York before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  Any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.
Your rights and duties under this Agreement are not assignable by you other than as a result of your death.  In the event of your death, your rights under this Agreement will inure to the benefit of your estate and heirs.  None of your rights under this Agreement shall be subject to any encumbrances or the claims of your creditors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument.

11.	This Agreement shall be governed by and subject to the laws of the State of New York without giving effect to conflict of law rules.

12.
This Agreement (and its incorporation and/or modification of certain terms of the Employment Agreement as set forth herein) contains a complete statement of all the arrangements between you and the Company with respect to your employment and the cessation of your employment and directorship.  This Agreement may not be changed orally.  No other promises or agreements shall be binding unless in writing and signed by the Company and you.

13.
Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto.  Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission if delivered or transmitted during regular business hours and otherwise on the next business day or on the next business day when sent by overnight delivery service.

14.	Nothing contained in this Agreement shall be construed as an admission by the Company or you of any wrongdoing or any liability whatsoever.

15.
The parties acknowledge and agree that neither party will be considered to have breached its non-disparagement obligations under the Employment Agreement or its obligations under Section 3 of this Agreement by making, publicly or privately, the following statement: “After ten (10) years of service, which the Company appreciates, [Tom’s][my] separation was determined to be in the best interests of all parties.” Except as permitted under Section 3 of this Agreement, nothing more will be said by either party with respect to any aspect or circumstances of your separation.

16.
On or prior to the Effective Date, you will deliver to the Company all non-personal documents and data of any nature, and in whatever medium, concerning your employment with the Company or any of its subsidiaries and will return to the Company all property of the Company in your possession, including without limitation laptop computers, blackberries, cell phones, credit cards and key cards.

17.
If any term or provision of this Agreement shall be determined to be invalid or unenforceable to any extent or in any application, then the remainder of this letter shall be unaffected thereby and shall be valid and enforceable.

If this letter correctly sets forth our agreement, please execute a counterpart copy where indicated below.

Sincerely yours,

THESTREET.COM, INC.

By:	/s/DEREK IRWIN
Derek Irwin
Director, Member of Compensation Committee

Dated: March 13, 2009

Address:	14 Wall Street
New York, NY 10005
Telephone No.:	(212) 321-5000
Telecopy No.:	(212) 321-5013

With a copy to:

Hughes Hubbard & Reed, LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth Lefkowitz

ACCEPTED AND AGREED TO

      /s/ THOMAS J. CLARKE
Thomas J. Clarke, Jr.

Dated:  March 13, 2009

Address:    11 Pitman Avenue
Ocean Grove, NJ  07756

With a copy to:

Pollack & Kaminsky
114 West 47th Street
New York, NY  10036
Attention: Daniel A. Pollack